Exhibit 99.1
Press Release

agilon health Appoints Tim O’Rourke as Chief Executive Officer

Healthcare industry veteran with more than 25 years of payor, provider and value-based care leadership to lead agilon’s next chapter

Appointment follows comprehensive search led by the Board of Directors

Ronald A. Williams to continue as Chairman of the Board

WESTERVILLE, Ohio –– April 27, 2026 –– agilon health (NYSE: AGL) (the “Company”), the trusted partner empowering physicians to transform health care in our communities, today announced the appointment of Tim O’Rourke as Chief Executive Officer and a member of the Company’s Board of Directors, effective May 7. He succeeds Ronald A. Williams, who has served as Executive Chairman since August 2025 and will continue as Chairman of the Board.

The appointment comes as agilon enters a new phase following a period of significant operational and financial transformation led by Executive Chairman Ron Williams and the Office of the Executive Chairman. With that work well underway, the Board sought a leader who can build on the Company’s strengthened foundation and capitalize on the long-term demand for physician-led, value-based care.

O’Rourke brings more than 25 years of healthcare leadership with a distinctive combination of payor expertise and hands-on experience working with providers in value-based care settings. Most recently, he served as President of Help at Home, the leading national provider of in-home person-centered care for Medicare, Medicaid and Dual Eligible patients with complex chronic conditions, where he led thousands of caregivers across a highly distributed national operation and championed a culture centered on supporting the people on the frontlines of care delivery. O’Rourke also held a broad set of leadership roles at Humana over 17 years, developing deep expertise in Medicare Advantage and value-based care across both payor and provider settings. He was formerly Chief Executive Officer of Ascension Complete, a multi-state provider-integrated Medicare Advantage plan, where he led value-based clinical and population health operations. O’Rourke serves as Vice-Chair of Jefferson's Board of Trustees, which oversees Thomas Jefferson University, Jefferson Health and Jefferson Health Plans. He holds a Bachelor of Science in Health Administration from Northern Illinois University.

“Over the past year, our team has done the hard work of strengthening agilon’s foundation, improving our data and technology capabilities, supporting our partners in clinical pathways, reshaping our relationships with key payors, and ensuring that our partnerships deliver sustainable value for physicians, patients and payors alike,” said Ronald A. Williams, agilon's co-founder and Executive Chairman. “With that work behind us, Tim is the right leader to take agilon forward. He has operated on both sides of the healthcare equation, from inside the world of distributed care delivery and across a leading Medicare Advantage payor, and brings a deep understanding of what is needed to succeed in value-based care. Equally important, he leads with a culture of caring for the caregivers themselves and deep respect for the complexity of the patient journey, which is central to everything we do at agilon. I look forward to partnering with him as we capitalize on the significant opportunities ahead and deliver long-term value for all of our stakeholders.”

“agilon was founded on the belief that empowering primary care physicians to manage the total health of their patients would produce better outcomes and a more sustainable healthcare system,” said Ravi Sachdev, agilon’s founder and Vice Chairman of the Board. “That mission is more relevant today than ever, and Tim shares our conviction in it. He has spent his career at the intersection of payors and providers, building the payment frameworks and care models that make value-based care work in

Exhibit 99.1
practice. His commitment to supporting the people who deliver care every day gives me great confidence that agilon is entering its next chapter with the right leader at the helm.”

“agilon has built a distinct platform that puts primary care physicians at the center of how care is delivered and paid for in this country,” said O’Rourke. “The transformation this team has driven over the past year, from improvements in data and analytics to a more disciplined approach to contracting and cost management, has created a strong foundation for delivering high-quality clinical care to senior patients. I’m energized by the opportunity to work alongside agilon’s physician partners and leadership team to support the company's performance and growth in the years ahead.”

About agilon health

agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of approximately 2,300 primary care physicians (PCPs) that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in approximately 30 communities and is here to help more of our nation’s leading physician groups and health systems have a sustained, thriving future. For more information, visit agilonhealth.com and connect with us on LinkedIn.

Contacts

Investor Contacts:

Evan Smith, CFA
SVP, Investor Relations
evan.smith@agilonhealth.com

Megan Cagle
investors@agilonhealth.com

Media Contacts:

Stephanie Law
Corporate Communications
media@agilonhealth.com

FGS Global
agilonhealth@fgsglobal.com